Exhibit 10.40

Designation of Participant Under the

Supplemental Management Employees’ Retirement Plan

I hereby designate Dinyar Devitre as a Participant in the Supplemental Management Employees’ Retirement Plan (the “Plan”).

In accordance with the provisions of Article II, Section A(1)(c) of the Plan, Mr. Devitre shall be entitled to receive an annual Supplemental Retirement Allowance based on 2.833 years of service while working for the Company in India (May 15, 1970 to February 28, 1973), an accrual rate of 1.75%, and his Final Average Earnings as of his retirement date.

The Supplemental Retirement Allowance shall be reduced as prescribed pursuant to Article II, Section C of the Plan, by the Actuarial Equivalent value of any benefits payable under the Company’s other Retirement Plans for like service.

This SERP replaces and voids the SERP provided to Mr. Devitre on June 18, 1998.

May 18, 2004	/s/ Louis C. Camilleri
Date	Louis C. Camilleri
Chairman and Chief Executive Officer Altria Group, Inc.